EXHIBIT 10.3
Anand S. Athreya
August 9, 2017
Dear Andy,
I want to thank you for your contributions to Juniper. Below you will find updated details of your compensation, including a special cash and RSU award.
Base Salary
Effective June 1, 2017, your base salary will be $460,000 which represents an increase of 12.2% to your current base salary of $410,159. You will receive an appropraite adjustment for the months of June and July based on your salary at that time. Your salary will continue to be paid in accordance with the company’s standard payroll practices.
Executive Annual Incentive Plan
You will continue to be a participant in Juniper’s 2017 Executive Annual Incentive Plan (the “AIP”) and 2017 50/50 Plan. Your annual target incentive under the AIP will continue to be 100% of your base salary.
Restricted Cash Award
Juniper wishes to award you a special cash bonus in the amount of $530,000 to encourage you to continue to make outstanding contributions to the Company. This cash award will be paid to you November 30, 2018, less applicable taxes, withholdings or other deductions, provided you (i) remain an active employee of Juniper (or one of its subsidiaries) through and including November 30, 2018 and (ii) do not voluntarily terminate your employment or are not terminated for “cause” prior to that date. In addition, in the event that a Change of Control (as defined in your then current change of control agreement (your “agreement”) with Juniper Networks, Inc. (“Juniper”)) occurs on or prior to November 30, 2018 and your Equity Compensation Awards (as defined in your agreement) are subject to accelerated vesting as a result of your termination from Juniper pursuant to the terms of your agreement, then at such time (if any) that you are entitled to receive your cash payment pursuant to the terms of your agreement, you will receive the special cash bonus (less applicable taxes, withholdings or other deductions) to the extent not previous paid to you. For purposes of this letter, “cause” will have the definition ascribed thereto in your then current severance agreement with Juniper, provided that if you are at any time prior to the payment of the special cash bonus not subject to a severance agreement with Juniper, “cause” will mean:
(i) an act of personal dishonesty taken by you in connection with your responsibilities as an employee and intended to result in substantial personal enrichment to you; or
(ii) you are convicted of, or plead nolo contendere to a felony; or
(iii) a willful act by you which constitutes gross misconduct and which is injurious to Juniper; or
(iv) following delivery to you of a written demand for performance from Juniper which describes the basis for Juniper’s reasonable belief that you have not substantially performed your duties, continued violations by you of your obligations to Juniper which are demonstrably willful and deliberate on your part.
Equity Award
Subject to compliance with applicable U.S. federal and state securities laws, the Compensation Committee of the Board of Directors has approved that you be granted on August 18, 2017 6,080 Restricted Stock Units (RSU) of Juniper Networks, Inc. Common Stock.  These RSUs will vest in full on November 20, 2018, assuming you remain an active employee of Juniper (or one of its subsidiaries) through and including November 20, 2018. This RSU award will be subject to the terms of the Juniper Networks, Inc. 2015 Equity Incentive Plan, the related RSU award agreement and any applicable sub-plan.

The contents of this letter are sensitive and confidential. This letter does not give rise to any agreement to employ you for any period discussed above or for any specific period. Your employment with Juniper, its subsidiaries and their respective successors remains “at will”. As a result, you are free to resign at any time, for any reason or for no reason, as you deem appropriate, and Juniper, its subsidiaries and their respective successors will have a similar right and may conclude its employment relationship with you at any time, with or without cause.  In signing this letter, you acknowledge that you have not relied upon any statement made by Juniper, or any of its representatives or employees, with regard to the terms of your employment unless the representation is specifically included in this written letter.
Congratulations and thank you for your continued contributions to Juniper’s success.
Please sign this letter, then scan and email a copy to Dena Priolo (dpriolo@juniper.net).

/s/ Rami Rahim	August 9, 2017
Rami Rahim	Date

Agreed and Accepted:

/s/ Anand Athreya	August 9, 2017
Anand Athreya	Date